UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2021

Ultragenyx Pharmaceutical Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-36276	27-2546083
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

60 Leveroni Court
Novato, California		94949
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 415 483-8800

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	RARE	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 29, 2021, the Board of Directors (the “Board”) of Ultragenyx Pharmaceutical Inc. (the “Company”) appointed Corazon (Corsee) D. Sanders, Ph.D. a Class II director of the Board effective June 29, 2021 (the “Effective Date”) to serve until the expiration of her term at the 2024 annual meeting of stockholders.  Dr. Sanders was also appointed to serve as a member of the Board’s Research and Development Committee, effective as of the Effective Date. Concurrent with Dr. Sander’s appointment, the size of the Board was fixed at nine directors, consisting of three Class I directors, three Class II directors and three Class III directors.

Dr. Sanders currently serves as a board member and advisor to life science companies.  She most recently served as Executive Vice President at Juno Therapeutics, Inc. (“Juno”) from 2017 to 2018 and strategic advisor to the Chief Medical Officer of Celgene Corporation (“Celgene”) from 2018 to 2019 following Juno’s acquisition by Celgene.  Following the acquisition of Celgene by Bristol Myers Squibb (“BMS”), Dr. Sanders served as Transition Advisor to the Clinical Development team at BMS from 2019 to 2020.  Prior to her role at BMS, she held positions of increasing responsibility at Genentech/Roche from 1994 to 2017, including serving as Senior Vice President, Global Head of Clinical Operations and Industry Collaboration, from 2012 to 2017.  Dr. Sanders currently serves as a member of the board of directors of biopharmaceutical companies Beigene Ltd. (Nasdaq: BGNE), Molecular Templates Inc. (Nasdaq: MTEM), Legend Biotech Corporation (Nasdaq: LEGN), and AltruBio Inc., a private biopharmaceutical company.  She is a member of the Board of Trustees and Chair of the Research Ethics Committee for the Fred Hutchinson Cancer Research Center.  Dr. Sanders graduated magna cum laude from the University of the Philippines where she earned a B.S. and M.S. in statistics. She also earned an M.A. and Ph.D. in statistics from the Wharton Doctoral Program at the University of Pennsylvania.

In connection with her appointment, Dr. Sanders will be entitled to receive compensation consistent with that of the Company’s other non-employee directors under the Company’s Non-Employee Director Compensation Policy, as such policy may be amended from time to time. In accordance with the Non-Employee Director Compensation Policy, on the Effective Date, Dr. Sanders was granted 3,895 restricted stock units and a stock option to purchase up to 7,255 shares of common stock with an exercise price of $96.29, the closing price of the Company’s common stock on The Nasdaq Global Select Market on the Effective Date.

On the Effective Date, the Company entered into an indemnification agreement with Dr. Sanders in the form previously filed as Exhibit 10.64 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 12, 2021. The indemnification agreement requires the Company to indemnify Dr. Sanders to the fullest extent permitted under Delaware law against liability that may arise by reason of her service to the Company, and to advance expenses incurred as a result of any proceeding against her as to which she could be indemnified, among other things.

Dr. Sanders is not a party to any transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K, and there are no arrangements or understandings between Dr. Sanders and any other persons pursuant to which she was selected as a director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ultragenyx Pharmaceutical Inc.

Date:	June 30, 2021	By:	/s/ Mardi C. Dier
Mardi C. Dier Executive Vice President & Chief Financial Officer